Exhibit 99.39

19X, Inc.
650 Madison Avenue
New York, NY 10022

November 1, 2008

CKX, Inc.
650 Madison Avenue
New York, NY 10022
Attn: Howard J. Tytel

Re: Agreement and Plan of Merger, dated as of June 1, 2007, by and among CKX, Inc., 19X, Inc. and 19X Acquisition Corp., as amended (the “Merger Agreement”)

Gentlemen:

The Merger Agreement provides that in the event if the Merger has not been consummated by October 31, 2008 (the “Outside Date”), then the Merger Agreement may be terminated by either CKX, Inc. (“CKX”) or 19X, Inc. (“19X”).

In view of the Outside Date having occurred and the Merger not having been consummated, 19X hereby terminates the Merger Agreement and agrees to pay the $37.5M Termination Fee set forth in Section 8.2(c) of the Merger Agreement.

Section 8.2(c) of the Merger Agreement provides as follows:

“Up to $37,000,000 of the $37.5M Termination Fee ... may be paid at [19X’s] option in shares of Common Stock valued for the purposes of this Section 8.2 at an assumed valuation of $11.08 per share, and the remaining $500,000 of the $37.5M Termination Fee shall be paid in cash.”

This will confirm that 19X hereby elects, pursuant to Section 8.2(c), to pay the $37.5M Termination Fee by delivery of 3,339,350 shares of CKX common stock, at an assumed valuation of $11.08 per share, with the remainder of the $37.5M Termination Fee ($500,000) to be paid in cash.

This will further confirm that the $37.5M Termination Fee will be paid in full within 30 days of the Outside Date.

Mr. Sillerman, Simon Fuller and 19X intend to continue to pursue an alternative transaction and regret that the extraordinary national and global economic conditions have made it impossible to consummate the Merger as contemplated by the Merger Agreement.

Sincerely,

19X, INC.

/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
President

cc:	Special Committee of CKX, Inc., Attention Edwin M. Banks
Reed Smith, LLP, Attention Herbert F. Kozlov
Greenberg Traurig, LLP, Attention Alan I. Annex
Paul, Hastings, Janofsky & Walker LLP, Attention William F. Schwitter